Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

The Board of Directors

Old Line Bancshares, Inc.

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-215245) and Forms S-8 (Nos. 333-111587, 333-113097, 333-116845, 333-168291, 333-184924 and 333-191464) of Old Line Bancshares, Inc. of our reports dated March 13, 2019, with respect to the consolidated financial statements of Old Line Bancshares, Inc. and the effectiveness of internal control over financial reporting, which reports appear in Old Line Bancshares, Inc.’s 2018 Annual Report on Form 10-K.

/s/ Dixon Hughes Goodman LLP

Atlanta, Georgia

March 13, 2019